Exhibit 4.3

MARCHEX, INC.

STOCK TRANSFER AND RESTRICTION AGREEMENT

STOCK TRANSFER AND RESTRICTION AGREEMENT (the “Agreement”), made as of the 24th day of October, 2003, by and among Marchex, Inc., a Delaware corporation (the “Company”), and the holders of shares of Class B Common Stock, .01 par value per share (the “Common Stock”) who have entered into employment agreements with the Company prior to the Closing (the “Principal Stockholders”) and the holders of shares of Common Stock who have not entered into employment agreements with the Company prior to the Closing (the “Minor Stockholders,” the Principal Stockholders and the Minor Stockholders, together the “Stockholders”), each as identified on the signature pages hereto and each as listed on Exhibit A attached hereto and the other holders of capital stock of the Company who become party to this Agreement from time to time. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement (as defined herein).

WHEREAS, the Company and the Stockholders have agreed to place certain restrictions on the Common Stock issued or issuable by the Company as Equity Consideration and Restricted Equity Consideration to the Stockholders in the respective amounts as set forth on Exhibit A attached hereto, in connection with that certain Agreement and Plan of Merger dated as of October 1, 2003 (the “Merger Agreement”), by and among the Company, Sitewise Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (the “Acquisition Corporation”), Sitewise Marketing, Inc., a Oregon corporation (“Sitewise”), the Stockholders of Sitewise and with respect to Articles II, VII and XII of the Merger Agreement, the Stockholder Representative, pursuant to which Sitewise is being merged with and into the Acquisition Corporation (the “Merger”).

WHEREAS, in accordance with Section 2.1 of the Merger Agreement, the Equity Consideration is fully vested on the date of grant;

WHEREAS, in accordance with Section 7.8 of the Merger Agreement, the Restricted Equity Consideration shall be subject to the vesting schedule set forth in Section 2 hereof and with respect to the Principal Stockholders only, shall be subject to forfeiture upon the occurrence of those events as set forth in Section 3 hereof; and

WHEREAS, the parties hereto are willing to execute this Agreement and to be bound by the provisions hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Stockholders and the Company hereby agree as follows:

1. Certain Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any partner or member of such Person, any venture capital fund or any limited liability company or limited liability partnership now or hereafter existing which is controlled by or under common control with one or more general partners, managers or members of such Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Holder” means any Person owning Registrable Shares (as defined below).

“Person” shall mean any individual, corporation, trust, partnership, joint venture, unincorporated organization, limited liability company, government agency or any agency or political subdivision thereof, or other entity.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by an amendment or prospectus supplement, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registrable Shares” shall mean all Shares held by the Stockholders; provided, however, that Shares which are Registrable Shares shall cease to be Registrable Shares upon any sale of such shares pursuant to a Registration Statement or Rule 144 under the Securities Act.

“Registration Statement” means a registration statement filed by the Company with the Securities and Exchange Commission, or any other Federal agency at that time administering the Securities Act, for a public offering and sale of securities of the Company (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation).

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission issued under such Act, as they each may, from time to time, be in effect.

“Selling Holder” means any Holder owning Registrable Shares included in a Registration Statement.

“Shares” shall mean and include all equity securities of the Company now owned or hereafter acquired by the Stockholder, including shares of Common Stock, and any securities resulting from any stock split, stock dividend or stock distribution or other recapitalization or reclassification of the Common Stock of the Company.

“Vested Shares” shall mean all of the Equity Consideration and that number of shares of Restricted Equity Consideration which is then vested pursuant to Section 2 hereof.

2. Vesting of Shares. With respect to the shares of Restricted Equity Consideration, such shares shall vest and become “Vested Shares” hereunder as follows: 16.67% on the six (6) month anniversary of the Closing Date and thereafter at a rate of an additional 16.67% on the last day of each successive six (6) month period over the next two and one half years. One hundred percent (100%) of the Shares not already vested shall become immediately vested (i) in the event of an Acceleration Event with respect to the Principal Stockholders, and (ii) in the event of a Change of Control with respect to the Minor Stockholders. While the shares of Restricted Equity Consideration are subject to vesting pursuant to this Section 2, the Stockholders will have all rights with respect thereto (including, without limitation, the right to vote the shares and the right to dividends paid on the shares, if any), except that the Stockholders shall not have the right to possession and sale thereof.

3. Right to Repurchase.

(a) Upon Termination of Employment Relationship or Consulting Relationship. In the event that a Principal Stockholder’s employment relationship or consulting relationship, as the case may be, with the Company terminates, for any reason whatsoever, whether due to voluntary or involuntary action, death, disability or otherwise, the Company shall have the right to repurchase at the Repurchase Price (as defined herein) all or any portion of the Shares of Restricted Equity Consideration that are not Vested Shares, which right may be exercised at any time and from time to time within ninety (90) days after the date of such termination or such longer period as may be determined in good faith by the Company if such later repurchase is deemed necessary by the Company for treatment of its stock as Qualified Small Business Stock under Section 1202 of the Code and regulations promulgated thereunder.

(b) Exercise of Right of Repurchase. The Company may exercise its right of repurchase of such Shares of Restricted Equity Consideration held by the Principal Stockholders by providing written notice to the Principal Stockholder stating the number of Shares to be repurchased, at a purchase price of $.01 per share (the “Repurchase Price”) and the date (the “Repurchase Date”) such repurchase shall occur (which shall be a date not fewer than ten (10) and not more than thirty (30) days from the date of such notice). On the Repurchase Date, the Company shall deliver the Repurchase Price to the Principal Stockholder, by check or wire of immediately available funds, against delivery of the certificate or certificates representing the Shares to be repurchased and duly endorsed stock powers.

4. Prohibited Transfers.

(a) No Stockholder shall, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose (either voluntarily or by operation of law or otherwise) of all or any of his Shares (or any interest therein or any option, warrant or other right with respect thereto) (collectively, a “Transfer”), except in compliance with the terms of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, (i) any Stockholder may Transfer, without the necessity of prior approval of the Board of Directors, all or any of his Vested Shares by way of gift to his spouse (other than a Transfer in connection with marital divorce or separation proceedings), to any of his lineal descendants, ancestors or siblings, or to any trust for the benefit of any one or more of such stockholders, his spouse or his lineal descendants, ancestors or siblings; (ii) any Stockholder may Transfer all or any of his Vested Shares by will or the laws of descent and distribution; and (iii) any Stockholder may make a Transfer to the Company or to transferee designated by the Company pursuant to a vesting or repurchase agreement entered into between the Company and such Stockholder; (iv) any Stockholder may Transfer all or any part of its Vested Shares to Affiliates; provided, however, that any such transferee (other than the Company) (a “Permitted Transferee”) under clauses (i), (ii) (iii) and (iv) shall agree in writing, as a condition to such Transfer, to be bound by all of the provisions of this Agreement to the same extent as if such transferee were the Stockholder transferring such Shares.

(c) Notwithstanding anything to the contrary contained in this Agreement, any Stockholder may Transfer all or any portion of his Vested Shares to another Stockholder.

5. Right of First Refusal on Dispositions.

(a) If at any time a Stockholder (the “Selling Stockholder”) desires to sell or otherwise Transfer all or any part of his Vested Shares, pursuant to a bona fide offer from a third party (the “Proposed Transferee”), the Selling Stockholder shall submit a written offer (the “Offer”), by delivering the Offer to the Company and the Stockholders named herein and to the other stockholders who are a party to that certain Stockholders’ Agreement dated as of January 23, 2003 as set forth on Schedule 1 attached thereto, as amended from time to time (the “Stockholders’ Agreement”) (the “Other Stockholders”), to sell such Shares (the “Offered Shares”) first to the Company (or the Company’s designee) and second to any of the Other Stockholders. The Offer shall disclose the identify of the Proposed Transferee, the number of Offered Shares proposed to be sold, the total number of Shares owned by the Selling Stockholder, the terms and conditions, including price, of the proposed sale, and any other material facts relating to the proposed sale. The Offer shall further state (i) that the Company (or the Company’s designee) may acquire, in accordance with the provisions of this Agreement, any of the Offered Shares for the price, and upon the terms and conditions set forth therein, and (ii) that if all such Offered Shares are not purchased by the Company (or the Company’s designee), any of the Other Stockholders may acquire, in accordance with the provisions of this Agreement, any of the Offered Shares not purchased by the Company (or the Company’s designee) (the “Available Offered Shares”). Any shares acquired by the Other Stockholders shall be acquired for the purchase price payable by the Company pursuant to this Section 5(a) and upon the other terms and conditions set forth therein.

(b) Within fifteen (15) days of the date the Offer was made, the Company shall submit a written response (the “Company Response”) to the Selling Stockholder and the Other Stockholders indicating (i) whether the Company (or the Company’s designee) elects to purchase any of the Offered Shares and (ii) the number of Offered Shares, if any, the Company (or the Company’s designee) desires to purchase. The Company Response shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Offered Shares indicated in the Company Response. Sales of such Offered Shares to be sold to the Company (or the Company’s designee) pursuant to this Section 5(b) shall be made at the offices of the Company within thirty (30) days following the date the Offer was made. Any purchase of Shares by the Company pursuant to this Section 5(b) shall require the approval of a majority of the Board of Directors of the Company; provided, however, that if the Selling Stockholder is also a director of the Company, such Selling Stockholder shall not be entitled to vote to approve or disapprove the Company’s purchase of the Shares pursuant to the first clause of this sentence and the approval of a majority of the other members of the Board of Directors shall be required to approve such purchase.

(c) If any one or more of the Other Stockholders (individually, a “Responding Other Stockholder” and collectively the “Responding Other Stockholders”) shall desire to purchase all or any part of the Available Offered Shares (which amount shall not exceed an individual Responding Other Stockholder’s Pro Rata Fraction (as such term is defined below) in the event that there is more than one Responding Other Stockholder), such Responding Other Stockholder shall communicate in writing such election to purchase to the Selling Stockholder, which communication shall state the number of Available Offered Shares such Responding Other Stockholder desires to purchase and shall be provided to the Selling Stockholder within thirty (30) days of the date the Offer was made or within fifteen (15) days of the date of the Company Response, whichever period is shorter. Such communication shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of such Available Offered Shares. Sales of such Available Offered Shares to be sold to a Responding Other Stockholder pursuant to this Section 5 shall be made at the offices of the Company within forty-five (45) days following the date the Offer was made or within fifteen (15) days following the date of the purchase of Shares by the Company (or the Company’s designee) pursuant to Section 5(b), whichever period is shorter.

(d) Each Responding Other Stockholder shall have the right to purchase that number of Available Offered Shares as shall be equal to the number of Available Offered Shares multiplied by a fraction, the numerator of which shall be the number of shares of Company capital stock (on a fully diluted basis) then owned by such Responding Other Stockholder and the denominator of which shall be the aggregate number of shares of Company capital stock (on a fully diluted basis) then owned by all of the Responding Other Stockholders who elect to purchase the Available Offered Shares. The amount of the Available Offered Shares that each Responding Other Stockholder is entitled to purchase under this Section 5(d) shall be referred to as the Responding Other Stockholder’s “Pro Rata Fraction.”

(e) Each Responding Other Stockholder shall have a right of oversubscription such that if any of the stockholders (as the case may be) fail to accept the Offer as to his or its full Pro Rata Fraction, the remaining Other Stockholders shall, among them, have the right to purchase up to the balance of such Available Offered Shares not so purchased. The Responding Other Stockholders may exercise such right of oversubscription by accepting the Offer as to more than their Pro Rata Fraction. If, as a result thereof, such oversubscriptions exceed the total number of Available Offered Shares in respect of such oversubscription privilege, the oversubscribing Responding Other Stockholders (as the case may be) shall be cut back with respect to oversubscriptions on a pro rata basis in accordance with their respective Pro Rata Fractions or as they may otherwise agree among themselves.

(f) Notwithstanding anything set forth in this Section 5 to the contrary, the Responding Other Stockholders in their response may designate the Company or any other stockholder of the Company as a substitute purchaser who will purchase, in lieu of the Responding Other Stockholders, all or a portion which, together with the Shares purchased by the Responding Other Stockholders, equals all of the Available Offered Shares on the same terms and conditions and at the same price as set forth in the Offer, and the Selling Stockholder shall sell the Available Offered Shares to the Company or to such other designated person, as the case may be.

(g) If the Company and any of the Other Stockholders or their designees pursuant to this Section 5 do not elect to purchase all of the Offered Shares, the Offered Shares not purchased may be sold by the Selling Stockholder at any time thereafter up to one hundred twenty (120) days after the date the Offer was made. Any such sale shall be to the Proposed Transferee, at not less than the price and upon other terms and conditions, if any, not more favorable to the Proposed Transferee than those specified in the Offer. If the Offered Shares are not sold within such 120-day period, such Offered Shares shall continue to be subject to the requirements of a prior offer pursuant to this Section 5. If Offered Shares are sold pursuant to this Section 5 to any purchaser who is not a party to this Agreement, the purchaser of such Offered Shares shall execute a counterpart of this Agreement as a precondition of the purchase of such Offered Shares and any Offered Shares sold to such purchaser shall continue to be subject to the provisions of this Agreement.

6. Involuntary Transfer of Shares. In the event of any Involuntary Transfer (as hereinafter defined) of Shares by any Stockholder, the following procedures shall apply:

(a) The Stockholder deprived or divested of Shares by the Involuntary Transfer (the “Transferor”) shall promptly give written notice of such Involuntary Transfer in reasonable detail to the Company, and the person or persons who take or propose to take any interest in such Shares (the “Transfer Shares”) as a result of such Involuntary Transfer (the “Transferee”) shall hold such interest subject to the rights of the Company as set forth herein.

(b) Within ninety (90) days of receipt of the notice referred to in this Section 6(a) (the “Option Notice”), or upon discovery of such Involuntary Transfer, the Company shall have the irrevocable option (the “Transfer Option”), but not the obligation, to purchase the Transfer Shares, subject to the terms and procedures set forth in Section 5 above, with the “Option Notice” delivered under this Section 6 to be deemed an “Offer” for purposes of Section 5.

(c) The purchase price per Transfer Share of any class or series of the Company’s capital stock shall be the book value thereof as determined in accordance with Section 9 hereof.

(d) In the event that the Company does not purchase all of the Transfer Shares involved in an Involuntary Transfer, the Transferee shall be required to execute a counterpart of this Agreement and take and hold all rights and interests in any Transfer Shares not so purchased subject to the terms of this Agreement.

(e) For purposes of this Section 6, the term “Involuntary Transfer” shall mean any involuntary sale, Transfer, encumbrance or other disposition by or in which any Stockholder shall be deprived or divested of any right, title or interest in or to any Shares, including without limitation, any levy of execution, Transfer in connection with marital divorce or separation proceedings, Transfer in connection with bankruptcy, reorganization, insolvency or similar proceedings, Transfer in connection with any foreclosure of pledge, or any Transfer to a public officer or agency pursuant to any abandoned property to escheat law; provided, that no Transfer permitted by Section 4 hereof shall be deemed an “Involuntary Transfer” for purposes herein.

7. Right of Participation in Sales by Stockholders. If at any time any Selling Stockholder wishes to sell, or otherwise dispose of, any Vested Shares owned by such Selling Stockholder to any Proposed Transferee pursuant to Section 5(g), each Other Stockholder that has not elected to purchase any such Vested Shares pursuant to Section 5 hereof shall have the right to participate pro rata in such transaction and, accordingly, shall have the right to require, as a condition to such sale or disposition, that the Proposed Transferee purchase from such Other Stockholder at the same price per Share and on the same terms and conditions as involved in such sale or disposition by such Selling Stockholder a number of shares which represents the same percentage of shares then held by such Other Stockholder (assuming the conversion and exercise by such Other Stockholder of all securities convertible into or exercisable for Common Stock) as the number of Shares to be sold or disposed of by the Selling Stockholder represents with respect to the Shares then owned by such Selling Stockholder (assuming the conversion and exercise by such Selling Stockholder of all securities convertible into or exercisable for Common Stock); provided, however, that any purchase by the Proposed Transferee of less than all of the Shares offered by such Selling Stockholder and each participating Other Stockholder shall be made from such Selling Stockholder and each participating Other Stockholder pro rata based upon the number of shares to be sold by each pursuant to the foregoing. As soon as practicable after receipt of the Offer made pursuant to Section 5 hereof and in any event within fifteen (15) days after receipt of such Offer, each Other Stockholder which (a) has not elected to purchase any of the Offered Shares pursuant to Section 5 hereof and (b) wishes to participate in any such sale or disposition shall individually notify in writing the Selling Stockholder of such Other Stockholder’s election to participate in such sale or disposition, which notice shall be delivered in accordance with Section 14 hereof to the Selling Stockholder at the address specified below his signature hereto or at such other address furnished in accordance with Section 14 hereof.

8. Drag Along Right. If, at any time subsequent to the date hereof, the stockholders owning shares representing at least a majority of the voting power of all outstanding shares of Company capital stock (on a fully diluted basis) then owned by all the stockholders (the “Selling Majority Stockholders”) determine jointly to (A) sell or exchange (in a business combination or otherwise) any of their shares in one or a series of bona fide arms-length transactions to a third party who is not an Affiliate or an associate of the Selling Majority Stockholders (the “Third Party”), or (B) enter into a transaction pursuant to which the Company agrees to merge with or into another entity or agrees to sell all or substantially all of the assets of the Company (in each case a “Corporate Transaction”), then, upon thirty (30) days written notice from the Selling Majority Stockholders, which notice shall include reasonable details of the proposed sale or exchange, including the proposed time and place of closing and the consideration to be received by the stockholders (such notice being referred to as the “Sale Request”), the Selling Majority Stockholders may require that the Stockholder shall be obligated to, and shall (i) sell, Transfer and deliver, or cause to be sold, transferred and delivered, to such Third Party, in the same transaction at the closing thereof the same percentage of the Stockholder’s Shares as is equal to the percentage of the shares of Company capital stock (in each case assuming the conversion and exercise of all securities convertible into or exercisable for Common Stock) owned by the Selling Majority Stockholders as of the date of the Sale Request that are being sold by the Selling Majority Stockholders in such transaction or transactions, (ii) deliver certificates for all of his Shares at the closing, free and clear of all claims, liens and encumbrances, (iii) upon request, consent to the cancellation of any and all vested stock options issued to such Stockholder by the Company for an amount per underlying Share equal to the difference between the consideration per Share referenced in the preceding clause (i) and the exercise price of such vested stock options, and (iv) if stockholder approval of the transaction is required, vote his Shares in favor thereof. Each Stockholder (including the Selling Majority Stockholders) shall receive the same consideration per share of Company capital stock upon any sale pursuant to this Section 8.

9. Determination of Book Value/Manner of Payment.

(a) The term “book value” as used in this Agreement shall be defined as the total of the net assets of the Company determined on a consistent basis from the records of the Company compiled and maintained in accordance with generally accepted accounting principles, which total shall be divided by the number of outstanding shares of Company capital stock (on a fully diluted basis) of the Company to determine the book value of each such share. The determination of book value shall be made by the accounting firm then servicing the Company and such determination shall be conclusive on all parties.

(b) The purchase price payable by the Company (or its designee) and/or any Responding Other Stockholder, as the case may be, pursuant to Sections 5 or 6 hereof (collectively, the “Purchase Price”), shall be payable by the issuance of a Subordinated Promissory Note (the “Note”) executed by the Company (or its designee) or the Responding Other Stockholder, as the case may be, substantially in the form of Exhibit B hereto, modified so that (i) such Note shall be dated the date of the closing of the purchase in accordance with this Section 9, (ii) the principal amount of such Note shall be payable in equal annual installments over a three (3) year period commencing on the last business day of the next succeeding month after such closing date, and (iii) the original principal amount of such Note shall be equal to the Purchase Price.

10. Election of Directors.

(a) At each annual meeting of the stockholders and at each special meeting of the stockholders called for the purpose of electing directors of the Company, and at any time at which stockholders shall have the right to, or shall, vote for Directors of the Company, then, and in each event, the Stockholders hereby agree to attend each meeting in person or by proxy and hereby agrees to vote stock of the Company and Shares of the Company now owned or hereafter acquired by him (whether at a meeting or by written consent in lieu thereof), to elect and thereafter to continue in office as a Director of the Company the following:

(i)	two Directors who shall be designated by MARRCH Investments, LLC and who shall initially be Russell C. Horowitz and John Keister; and

(ii)	three independent Directors shall be designated by the Company and who shall initially be Rick Thompson, Dennis M. Cline and Jonathan Fram.

(b) Any vacancy on the Board created by the resignation, removal, incapacity or death of any person designated under this Section 10 shall be filled by another person designated by the applicable designating party. The parties hereto shall vote their respective Shares in accordance with such new designation, and any such vacancy shall not be filled in the absence of a new designation by the applicable designating party.

11. Failure to Deliver Shares; Effect of Prohibited Transfer. If a Stockholder becomes obligated to sell any Shares to the Company under this Agreement and fails to deliver such Shares in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to the defaulting Stockholder the purchase price for such Shares as is herein specified. Thereupon, the Company shall, upon written notice to the defaulting Stockholder, (a) cancel on its books the certificate or certificates representing the Shares to be sold and (b) issue, in lieu of such Shares, in the name of the Company, a new certificate or certificates representing such Shares, and thereupon all of the defaulting Stockholder’s rights in and to such Shares shall terminate. The Company shall not be required (a) to transfer on its books any Shares which may have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (b) to treat as owner of such shares or to pay dividends to any transferee to whom any such shares shall have been sold or transferred.

12. Registration Rights.

12.1 Piggyback Registration Rights.

(a) After the Company’s Qualified IPO, if (but without any obligation to do so) at any time and from time to time, the Company determines to register any of its securities under the Securities Act in connection with the public offering of such securities for cash, either for its own account or for the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, (ii) a registration relating solely to a Rule 145 transaction, (iii) a registration in which the only stock being registered is Common Stock issuable upon conversion or debt securities which are also being registered or (iv) any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, the Company will, prior to such filing, give written notice to all Stockholders of its intention to do so, and use its commercially reasonable efforts to include in such registration all Registrable Shares which the Company has been requested by such Stockholder or Stockholders to register

(which request must be made within ten (10) days of the Company’s notice) under the Securities Act to the extent necessary to permit their sale or other disposition; provided that the Company shall have the right to postpone or withdraw any registration effected pursuant to this Section 12.1 without obligation to any Stockholder.

(b) If the registration for which the Company gives notice pursuant to Section 12.1 (a) is a registered public offering involving an underwriting, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 12.1 (a). In such event, the right of any Stockholder to include its Registrable Shares in such registration shall be conditioned upon such Stockholder’s participation in such underwriting on the terms set forth herein. All Stockholders proposing to distribute their securities through such underwriting shall (together with the Company, other Holders, and officers or directors distributing their securities through such underwriting) enter into an underwriting agreement as agreed upon between the Company and the underwriter or underwriters selected for the underwriting by the Company. Notwithstanding any other provision of this Section 12.1, if the managing underwriter determines that the inclusion of any or all Shares requested to be registered would adversely affect the offering, the Company may limit the number of Registrable Shares to be included in the registration and underwriting. The Company shall so advise all Holders requesting registration, and the number of shares that are entitled to be included in the registration and underwriting shall be allocated (i) first to the Company and (ii) second pro rata based on the number of shares owned (on a fully diluted basis) by each Holder in relation to the total number of shares requested to be registered (including shares held by the parties to the Stockholders’ Agreement). No such reduction shall reduce the securities being offered by the Company for its own account to be included in the registration and the underwriting.

12.2 Registration Procedures.

(a) If and whenever the Company is required by the provisions of this Agreement to effect the registration of any Registrable Shares under the Securities Act, the Company shall:

(i) file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause that Registration Statement to become effective and keep such Registration Statement effective for up to 120 days. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act;

(ii) prepare and file with the Commission any amendments and supplements to the Registration Statement and the prospectus included in the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for up to 120 days;

(iii) furnish to each Selling Holder such reasonable numbers of copies of the Prospectus, including any preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such Selling Holder may reasonably request in order to facilitate the public sale or other disposition of the Registrable Shares owned by such Selling Holder;

(iv) use its best efforts to register or qualify the Registrable Shares covered by the Registration Statement under the securities “Blue Sky” laws of such states as the Selling Holders shall reasonably request; provided, however, that the Company shall not be required in connection with this paragraph (iv) to qualify as a foreign corporation or execute a general consent to service of process in any state or jurisdiction;

(v) cause all Registrable Shares covered by the Registration Statement to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(vi) promptly provide a transfer agent and registrar for all such Registrable Shares not later than the effective date of such registration statement;

(vii) notify each Selling Holder, promptly after it shall receive notice thereof, of the time when such Registration Statement has become effective or a supplement to any Prospectus forming a part of such Registration Statement has been filed; and

(viii) following the effectiveness of such Registration Statement, notify each seller of such Registrable Shares of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus.

(b) If the Company has delivered a Prospectus to the Selling Holders and after having done so the Prospectus is amended to comply with the requirements of the Securities Act, the Company shall promptly notify the Selling Holders and, if requested, the Selling Holders shall immediately cease making offers of Registrable Shares and return all Prospectuses to the Company. The Company shall provide the Selling Holders with revised Prospectuses and, following receipt of the revised Prospectuses, the Selling Holders shall be free to resume making offers of the Registrable Shares.

(c) In the event that, in the judgment of the Company, it is advisable to suspend use of a Prospectus included in a Registration Statement due to pending material developments or other events that have not yet been publicly disclosed and as to which the Company believes public disclosure would be detrimental to the Company, the Company shall notify all Selling Holders to such effect, and, upon receipt of such notice, each such Selling Holder shall immediately discontinue any sales of Registrable Shares pursuant to such Registration Statement until such Selling Holder has received copies of a supplemented or amended Prospectus or until such Selling Holder is advised in writing by the Company that the then current Prospectus may be used and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such Prospectus.

12.3 Expenses of Registration. The Company will pay all Registration Expenses for all registrations under this Agreement. For purposes of this Section, the term “Registration Expenses” shall mean all expenses incurred by the Company in complying with this Agreement, including, without limitation, all registration and filing fees, exchange listing fees, printing expenses, fees and expenses of counsel for the Company, the reasonable fees and expenses of one counsel to the Selling Holders, state “Blue Sky” fees and expenses, but excluding underwriting discounts, selling commissions and the fees and expenses of individual Selling Holder’s counsel.

12.4 Indemnification and Contribution.

(a) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Selling Holder, against any losses, claims, damages or liabilities, joint or several, to which such Selling Holder, may become subject under the Securities Act, the Exchange Act, state securities or “Blue Sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arise out of or are based upon the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and subject to Sections 12.4(c) and (d), the Company will reimburse such Selling Holder, for any legal or any other expenses reasonably incurred by such Selling Holder, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company by or on behalf of such Selling Holder, specifically for use in the preparation thereof; and provided, however, that the Company shall not be liable to any such Selling Holder, with respect to any untrue statement or alleged untrue statement or omission or alleged omission in any preliminary prospectus to the extent that any such loss, claim, damage or liability of any Selling Holder results from the fact that such Selling Holder sold Registrable Shares at a time when sales had been discontinued pursuant to Sections 12.2(b) and (c) or to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus as then amended or supplemented and if the Company had previously furnished copies thereof in accordance with the terms of this Agreement to such Selling Holder and the untrue statement or omission of a material fact contained in the preliminary prospectus was corrected in the final prospectus and the claims asserted by such person do not include allegations of other untrue statements or omissions of material facts made in the final prospectus.

(b) In the event of any registration of any of the Registrable Shares under the Securities Act pursuant to this Agreement, each Selling Holder, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each person or entity, as the case may be, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities, joint or several, to which the Company, such directors and officers or controlling person or entity may become subject under the Securities Act, Exchange Act, state securities or “Blue Sky” laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such Selling Holder specifically for use in connection with the preparation of such Registration Statement, prospectus, amendment or supplement; provided, however, that the liability of any Selling Holder hereunder shall be limited to the amount of gross proceeds received by such Selling Holder in the offering giving rise to the indemnification.

(c) Each party entitled to indemnification under this Section (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld); and; provided, further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section except to the extent that the Indemnifying Party is adversely affected by such failure. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party shall pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided, further, that in no event shall the Indemnifying Party be required to pay the expenses of more than one law firm per jurisdiction as counsel for the Indemnified Party. The Indemnifying Party also shall be responsible for the expenses of such defense if the Indemnifying Party does not elect to assume such defense. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation, and no Indemnified Party shall consent to entry of any judgment or settle such claim or litigation without the prior written consent of the Indemnifying Party.

(d) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 12.4 is due in accordance with its terms but for any reason is held to be unavailable to an Indemnified Party in respect to any losses, claims, damages and liabilities referred to herein, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities to which such party may be subject in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and the Stockholders on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.

12.5 Information by Holder. Each Holder included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement.

12.6 “Stand-Off” Agreement; Confidentiality of Notices. Each Stockholder, if requested by the Company and the managing underwriter of an underwritten public offering by the Company of Common Stock, shall not sell or otherwise Transfer or dispose of any Registrable Shares or other securities of the Company held by such Stockholder for a period of 180 days following the effective date of a Registration Statement and shall execute an agreement reflecting the foregoing as may be requested by the Company’s underwriter at the time of the Qualified IPO. The Company may impose stop-transfer instructions with respect to the Registrable Shares or other securities subject to the foregoing restriction until the end of such 180-day period.

12.7 Rule 144 Requirements. After the earliest of (i) the closing of the sale of securities of the Company pursuant to a Registration Statement, (ii) the registration by the Company of a class of securities under Section 12 of the Exchange Act or (iii) the issuance by the Company of an offering circular pursuant to Regulation A under the Securities Act, the Company agrees to:

(a) make and keep current public information about the Company available, as those terms are understood and defined in Rule 144 under the Securities Act;

(b) use its best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) furnish to any Holder upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (ii) a copy of the most recent annual or quarterly report of the Company and (iii) such other reports and documents of the Company as such Holder may reasonably request to avail itself of any similar rule or regulation of the Commission allowing it to sell any such securities without registration.

13. Attorneys-in-Fact. Each Stockholder hereby irrevocably appoints each person who may from time to time serve as Chief Executive Officer, President or Treasurer of the Company as his attorney-in-fact with specific authority to execute, acknowledge, swear to, file, and deliver all consents, elections, instruments, certificates, and other documents and to take any other action requisite to carrying out the intention and purpose of this Agreement, including, without limitation, Sections 8 and 10 of this Agreement.

14. General.

14.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.2 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the parties hereto shall be entitled to specific performance of the agreements and obligations hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction, without the necessity of posting a bond or proving actual damages.

14.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal and substantive laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Any legal action or proceeding with respect to this Agreement shall be brought in, and adjudicated by, state or federal courts located in the State of Washington, and, by execution and delivery of this Agreement, the Company and the undersigned each hereby irrevocably accept for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto hereby further irrevocably waives any claim that any such courts lack jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement brought in any of the aforesaid courts, that any such court lacks jurisdiction over such party, that delaying of the venue in any such court is improper in any respect or that any such action or proceeding has been brought in an inconvenient forum.

14.4 Legend on Shares. The Company and the Stockholders each acknowledge and agree that substantially the following legend shall be typed on each certificate evidencing any of the Shares held at any time by a Stockholder:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT HAVE BEEN COMPLIED WITH OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A STOCK TRANSFER AND RESTRICTION AGREEMENT DATED AS OF OCTOBER 24, 2003, INCLUDING THEREIN CERTAIN RESTRICTIONS ON TRANSFER. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

14.5 Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery; or on the date of electronic confirmation of receipt, if sent by telecopier or facsimile; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after delivery by a reputable overnight courier (delivery charges prepaid), if to the Company, at the address specified below its signature hereto, and if to the Stockholders, at the addresses as specified in Exhibit A attached hereto.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 14.5.

14.6 Complete Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter, whether oral or written.

14.7 Amendments; No Conflicting Agreements; Waivers. Neither this Agreement nor any provision hereof may be waived, modified or amended except by a written agreement signed by each of the parties hereto; provided, however, that the Stockholders owning Shares representing at least a majority of the voting power of the outstanding Shares on a fully diluted basis may effect any such waiver, modification or amendment on behalf of all the Stockholders; and provided, further, that, notwithstanding the foregoing, without the consent of all parties to this Agreement who own Shares, no amendment or addition to this Agreement may be made which (i) modifies this Section 14.7 or (ii) would affect the holders of Shares in a disproportionate manner (other than any disproportionate results which are due to a difference in the relative stock ownership in the Company or due to the rights, preferences, privileges or limitations applicable to the Shares as set forth in the Company’s Certificate of Incorporation, as amended from time to time). For purposes hereof, the term “disproportionate manner” shall refer to any event which would impair the rights of one holder while not impairing similar rights held by another holder. Each of the Stockholders represents that he is not a party to any other agreement which would prevent him from performing his obligations hereunder. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

14.8 No Special Employment or Other Contract Rights. Nothing contained in this Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue the employment relationship or consulting relationship, as the case may be, of the Principal Stockholder for the period within which the Shares shall vest.

14.9 Termination. This Agreement shall terminate immediately prior to the consummation of the Company’s Qualified IPO, with the exception of (i) Sections 1, 8, 12 and 13, and 14, and (ii) with respect to any unvested Shares also, Sections 2, 3, 4(a), 6 and 11 which such sections shall survive until such Shares are Vested.

14.10 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

14.11 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

14.12 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

MARCHEX, INC.

STOCK TRANSFER AND RESTRICTION AGREEMENT

Counterpart Signature Page

IN WITNESS WHEREOF, this Agreement has been duly executed under seal as of the date and year first above written.

COMPANY:

MARCHEX, INC.

By:	/s/ RUSSELL C. HOROWITZ

Name:	Russell C. Horowitz
Title:	President and Chief Executive Officer

Address:	2101 Fourth Avenue, Suite 1980 Seattle,WA 98121

With a copy to: Francis J. Feeney, Jr., Esq. Nixon Peabody LLP 101 Federal Street Boston, Massachusetts 02110

MARCHEX, INC.

STOCK TRANSFER AND RESTRICTION AGREEMENT

Counterpart Signature Page

STOCKHOLDER:

Name:

EXHIBIT A

Stockholders

Name of Stockholder	Address	Type of Stockholder	Shares of Equity Consideration	Shares of Restricted Equity Consideration
Gerald S. Wiant	2215 Marie Lane Eugene, OR 97408	Principal Stockholder	167,577	54,216

Bruce Fabbri	385 East 34th Place Eugene, OR 97405	Principal Stockholder	167,577	54,216

Sean J. McMahon	745 East 44th Ave. Eugene, OR 97405	Minor Stockholder	30,469	9,857

Michael B. Wiant	3601 NW 195th Circle Ridgefield, WA 98642	Minor Stockholder	20,312	6,572

Steve Palodichuk	4416 NE 126th Street Vancouver, WA 98686	Minor Stockholder	20,312	6,572

Brandon Wiant	5090 Barger Ave. Eugene, OR 97402	Minor Stockholder	51	16

Joseph B. Ying	13699 S.E. Linden Lane Milwaukie, OR 97222	Minor Stockholder	254	82

Datar Sahi	3344 Bonnie Hill Road Los Angeles, CA 90068	Minor Stockholder	41	13

Michael Kunugiyama	1477 Hilyard #8 Eugene, OR 97401	Minor Stockholder	2,666	863

Clark Barry	6887 Forsythia Springfield, OR 97478	Minor Stockholder	2,285	739

Todd Brock	3231 Queens East Eugene, OR 97401	Minor Stockholder	1,955	633

Shannon Mudrick	3123 Kinsrow Ave. #60 Eugene, OR 97401	Minor Stockholder	1,955	633

Derek Andre	1888 Villard Street Eugene, OR 97403	Minor Stockholder	152	49

Dennis Greenfield	82992 Scott Lane Creswell, OR 97426	Minor Stockholder	609	197

Nick Doane	3462 Kinsrow Ave. #49 Eugene, OR 97401	Minor Stockholder	203	66

D.G. Brown	2940 Crescent Ave. #280 Eugene, OR 97408	Minor Stockholder	609	197

Rachael Nordquist	1104 Ash Ave. Cottage Grove, OR 97424	Minor Stockholder	609	197

Jae Woo	3462 Kinsrow Ave. #49 Eugene, OR 97401	Minor Stockholder	305	99

Ethan Tarr	3462 Kinsrow Ave. #49 Eugene, OR 97401	Minor Stockholder	254	82

Deanna Hanke	530 Ruskin St. Eugene, OR 97402	Minor Stockholder	203	66

Zachary Plummer	1352 Mill St. Springfield, OR 97477	Minor Stockholder	203	66

Max Keele	2170 Adams Street Eugene, OR 97405	Minor Stockholder	203	66

Panagiotis Jameson	329 West 17th Ave. Eugene, OR 97401	Minor Stockholder	178	57

Christopher Doig	3937 Monroe St. Eugene, OR 97405	Minor Stockholder	178	57

Robert Reeves	38 Ridgeline Drive Eugene, OR 97405	Minor Stockholder	127	41

James Langan	39720 Place Road Fall Creek, OR 97438	Minor Stockholder	127	41

Paul Mardesich	2816 N.W. 126th Ave. Portland, OR 97229	Minor Stockholder	5,586	1,807

TOTAL			425,000	137,500

EXHIBIT B

[FORM – COMPANY AS MAKER]

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED

UNDER THE SECURITIES ACT OF 1933, AS AMENDED,

AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN

CONTRAVENTION OF SUCH ACT.

JUNIOR SUBORDINATED PROMISSORY NOTE

$	[Date]

FOR VALUE RECEIVED,                     ,                      (the “Maker”), promises to pay to                                  (“Payee”) the sum of                                      Dollars and                                      Cents ($                    ) in lawful money of the United States of America over a three year period in equal annual installments of principal in the amount of $                    , payable on the annual anniversary of the date hereof, at                      or at such other place as Payee may specify by written notice delivered to the Maker. The outstanding principal under this Note shall bear simple, non-compounded, interest, payable annually in arrears on the annual anniversary of the date hereof, at a rate per annum equal to the rate of interest publicly announced from time to time as its “prime rate” by [                    ] (or any successor thereto).

Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note is subordinate and junior, to the extent set forth in the following paragraphs (a)-(d) to all “Senior Debt” of the Maker now outstanding or hereinafter incurred. “Senior Debt” means (i) all indebtedness of the Maker for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Maker to such institutions and bankers acceptances, (ii) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i) above, (iii) obligations of the Maker as lessee under leases of real or personal property, (iv) indebtedness of the Maker for obligations to trade, merchandise or inventory vendors incurred in the ordinary course of business, and (v) any other indebtedness of the Maker which the Maker and Payee may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Debt.

(a) Upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, then all principal and interest on all such matured Senior Debt shall first be paid in full, or such payment shall have been provided for, before additional payments are made upon this Note.

(b) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Maker, and in the event of any proceedings for voluntary liquidation, dissolution or the winding up of the Maker, whether or not involving insolvency or bankruptcy proceedings, then all principal and interest on all Senior Debt shall first be paid in full, or such payment shall have been provided for, before any payment is made upon this Note.

(c) In any of the proceedings referred to in (b) above, any payment or distribution of any kind or character, whether in cash, property, stock or obligations, which may be payable or deliverable in respect of this Note, shall be paid or delivered directly to the holders of Senior Debt (or to a banking institution selected by the court or person making the payment or delivery or designated by any holder of Senior Debt) for application in payment thereof, unless and until all principal and interest on all Senior Debt, including interest accrued subsequent to the commencement of the proceedings referenced in (b) above (commonly known as “post-petition interest”), shall have been paid in full, or such payment shall have been provided for. The holder of this Note hereby irrevocably appoints the holder of Senior Debt his agent and attorney-in-fact for the purpose of representing and voting the claims and rights of such holder during the course of any of the proceedings referenced in (b) above and agrees to take no action to terminate such agency and appointment until all such Senior Debt is paid in full or such payment shall have been provided for.

(d) In the event that the Maker is to make any payment hereunder and the Maker is at the time of such proposed payment, or will be upon delivery of such payment, as a consequence thereof, in default or in violation of the terms of any Senior Debt, no such payment shall be made by the Maker until the default or violation is first remedied.

The provisions of paragraphs (a)-(d) set forth above are for the purpose of defining the relative rights of the holders of Senior Debt on the one hand, and the holder of this Note on the other hand, against the Maker and nothing herein shall impair, as between the Maker and the holder of this Note, the obligation of the Maker, which is unconditional and absolute, to pay to the holder hereof the principal hereon in accordance with the terms and the provisions hereof.

At the option of the Maker, this Note shall be subject to prepayment, without penalty, in whole or in part, at any time.

This Note shall be binding upon and inure to the benefit of the Payee and his or its successors and assigns; provided; however, that this Note is non-negotiable and may not be assigned by the Payee without the Maker’s consent. This Note shall be binding upon the Maker and any successor to the principal business of the Maker, whether by merger or otherwise.

If default be made in any payment due under the terms of this Note and if such default shall continue for fifteen (15) days after the written notice thereof, or if any petition under the U. S. Bankruptcy Code shall be filed by or against any maker of this Note and not discharged within sixty (60) days, the entire principal sum shall at once become due and payable, plus costs of collection, which shall include attorney’s fees, without notice at the option of the holder of this Note. Failure to exercise this option shall not constitute a waiver of the right to exercise the same in the event of any subsequent default.

Recourse under this Note shall be to the assets of the Maker only and in no event to the officers, directors or stockholders of the Maker.

All payments shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

All notices, requests, consents and demands shall be made in writing and shall be mailed postage prepaid, or delivered by hand, or telecopied to the Maker or to the Payee hereof at their respective addresses set forth below or to such other address as may be furnished in writing to the other party hereto:

If to the Payee:

___________________________

___________________________

___________________________

If to the Maker:

___________________________

___________________________

___________________________

If any date that may at any time be specified in this Note as a date for the making of any payment of principal or interest under this Note shall fall on Saturday, Sunday or on a day which in the city of Seattle, Washington shall be a legal holiday, then the date for the making of that payment shall be the next subsequent day which is not a Saturday, Sunday or legal holiday.

This Note is intended to take effect as a sealed instrument and its validity and construction shall be determined by the internal substantive laws of the State of Delaware. The parties hereby agree that any state court or local court of the State of Washington and the United States District Court for the District of Washington shall have exclusive jurisdiction to hear and determine any claims or disputes between the Maker and Payee pertaining directly or indirectly to this Note.

Executed as of the date first above written.

Witness:	[Name of Maker]

[Name]